Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-178493) of Memorial Production Partners LP of our report dated March 30, 2012 with respect to the consolidated and predecessor combined balance sheets of Memorial Production Partners LP as of December 31, 2011 and 2010, and the related consolidated and predecessor combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Memorial Production Partners LP.

/s/ KPMG LLP

Dallas, Texas

March 30, 2012